UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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VIASYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2012

Dear Stockholder:

You are cordially invited to attend Viasystems Group, Inc.’s (“Viasystems”) Annual Meeting of Stockholders, which is being held on Tuesday, May 8, 2012, at 7:30 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.

At this year’s Annual Meeting, you will be asked to (i) elect eleven directors, (ii) ratify the appointment of Ernst & Young LLP as Viasystems’ independent registered public accounting firm for 2012 and (iii) approve the amendment to the Viasystems 2010 Equity Incentive Plan.

As owners of Viasystems, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. Instructions on how to vote are contained herein.

We appreciate your continued support and interest in Viasystems.

Very truly yours,

David M. Sindelar	Christopher J. Steffen
Chief Executive Officer	Chairman of the Board

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

OF

VIASYSTEMS GROUP, INC.

A Delaware Corporation

DATE:	May 8, 2012

TIME:	7:30 a.m., local time

PLACE:	The Ritz-Carlton, St. Louis 100 Carondelet Plaza St. Louis, Missouri 63105

ITEMS OF	1. To elect eleven directors to serve until the next annual meeting of stockholders.

BUSINESS:	2. To ratify the appointment of Ernst & Young LLP as Viasystems Group, Inc.’s independent registered public accounting firm for 2012.

3. To approve the amendment to the Viasystems Group, Inc. 2010 Equity Incentive Plan.

4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:	Holders of record of Viasystems Group, Inc.’s common stock at the close of business on March 12, 2012 are entitled to vote at the meeting.

ANNUAL REPORT:	Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, is enclosed. The Annual Report may also be obtained from Viasystems’ website at www.viasystems.com. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at Viasystems’ headquarters.

PROXY VOTING:	Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How do I Vote?” on page 4 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

Daniel J. Weber

Secretary

March 21, 2012

St. Louis, Missouri

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions about the 2012 Annual Meeting of Stockholders, need assistance in voting your shares, or would like additional copies of this proxy statement or Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, you should contact:

Viasystems Group, Inc.

101 South Hanley Road

St. Louis, Missouri 63105

Attention: Investor Relations

Phone Number: (314) 746-2217

VIASYSTEMS GROUP, INC.

101 SOUTH HANLEY ROAD

ST. LOUIS, MISSOURI 63105

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2012

7:30 A.M.

THE ANNUAL MEETING AND VOTING—QUESTIONS AND ANSWERS

Why did I receive the Notice of Internet Availability of Proxy Materials or this proxy statement?

Viasystems Group, Inc., a Delaware corporation (the “Company” or “Viasystems”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Company is first making these materials available to stockholders (and is mailing the Notice of Meeting and Internet Availability of Proxy Materials (the “Notice”)) on or about March 21, 2012. The Notice contains instructions on how to access the Company’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”) and vote online. By furnishing the Notice, the Company is lowering the costs and reducing the environmental impact of the Annual Meeting.

The Company intends to start mailing a paper or electronic copy of its proxy statement and the Annual Report to those stockholders who have requested a paper or electronic copy on or about March 21, 2012.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 8, 2012 at 7:30 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (314) 746-2217.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The election of eleven directors to serve until the next annual meeting of stockholders.

2.	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2012.

3.	The approval of the amendment to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”).

4.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we sent the Notice to our stockholders of record and beneficial owners as of March 12, 2012 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

—	view our proxy materials for the Annual Meeting on the Internet; and

—	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of the Company at the close of business on the Record Date, you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (“Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

—	held directly in your name as the stockholder of record, and

—	held for you in an account with a broker, bank or other nominee.

On the Record Date there were 20,561,352 Shares outstanding and entitled to vote at the Annual Meeting. The Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?

Stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Registration and seating will begin at 7:00 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Shares in “street name” (through a broker, bank or other nominee) and wish to attend the Annual Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the meeting if you:

—	are present in person at the Annual Meeting, or

—	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the stockholders entitled to vote at the Annual Meeting who are present, in person or by proxy, may adjourn the meeting. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment with respect to all Shares for which such persons have voting authority.

What are broker non-votes?

If you have Shares which are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion only on routine matters, such as the ratification of an independent registered public accounting firm. For non-routine matters, such as the election of directors, the broker may NOT vote without instructions from you. Accordingly, a broker non-vote is a vote that could have been cast by a broker on a non-routine matter, but was not cast because the broker did not receive voting instructions from you.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are also considered Shares entitled to vote at the Annual Meeting. Therefore, abstentions will have the effect of a vote against the ratification of the appointment of Ernst & Young and the approval of the amendment to the 2010 Plan but will have no effect on the election of directors. Unlike abstentions, broker non-votes are not considered entitled to vote and, therefore, will have no effect on the outcome of the various matters to be considered at the Annual Meeting.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the eleven nominees who receive the largest number of votes will be elected as directors.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee of the Board (the “Audit Committee”) will reconsider its appointment.

Approval of the amendment to the 2010 Plan requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting.

How do I vote?

You may vote in person at the Annual Meeting or by proxy. If you attend the Annual Meeting in person, we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can vote by proxy, by mail or by telephone.

Each Share represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012 and FOR approval of the amendment to the 2010 Plan.

How can I revoke a previously submitted proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. To do so, you may submit a new proxy on a later date using the Internet or telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), sign and return a new proxy card with a later date, or attend the meeting and vote in person. However, your attendance at the Annual Meeting will not revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card from the Company, it means your Shares are not all registered in the same way (for example, some are held in your name and others are held jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Shares held by you are voted.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012 and FOR approval of the amendment to the 2010 Plan.

CORPORATE GOVERNANCE

Viasystems is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.

Board Leadership Structure and Role in Risk Oversight

We believe that the composition of the Board results in a strong leadership structure for the Company. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Pursuant to the Company’s Corporate Governance Guidelines and Principles (the “Guidelines”), the Board has independent leadership in the form of an independent Chairman. The Board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the Board’s monitoring and evaluation functions. Mr. Steffen has served as the Chairman of the Board since 2003.

The Board has established a policy that its non-employee directors meet regularly in executive session, without members of management present. If any of the non-employee directors do not qualify as an independent director as set forth in the Guidelines, one or more additional executive sessions will be held annually, attended only by independent directors. The independent Chairman presides over the executive sessions.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide the best opportunities for oversight, discussion and evaluation of decisions and direction from the Board.

The Board maintains oversight responsibility for the management of the Company’s risks, and oversees an enterprise-wide approach to risk management, designed to provide a holistic view of organizational objectives, including strategic objectives, to improve long-term organizational performance, to prioritize and manage identified risks, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board regularly invites key members of the Company’s management to its meetings in order to inform the Board of any operational and/or financial risks that the Company is facing, and the Board reviews and directs management to address and mitigate such risks. In addition, the Board has designated the Audit Committee as the committee primarily responsible for supervising the establishment and implementation of risk management systems and reviewing the effectiveness of those systems. The Company has also adopted a Risk Management Policy that seeks to provide a framework to guide and assist management, under the supervision of the Audit Committee, in mitigating various risks. Our Risk Management Policy requires that the Audit Committee actively monitor the Company’s risk profile and confirm that management has implemented an effective system of internal control. Our Risk Management Policy addresses various types of risk, including enterprise risk, financial risk, operational risk, information technology risk, occupational health and safety risk and sustainability risk. Our Risk Management Policy is available on the Company’s website at www.viasystems.com.

In addition, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee has determined that the Company does not utilize compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Policies

In addition to our Certificate of Incorporation and Bylaws, we have adopted the Guidelines, which are posted on our website at www.viasystems.com, to address significant corporate governance matters. The Guidelines provide a framework for the Company’s corporate governance and cover topics including director responsibilities, executive sessions and independent Board leadership, formal evaluation of the Chief Executive Officer, director qualification standards, director orientation and continuing education and committees of the Board. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Company has adopted a Supplemental Code of Ethics (the “Supplemental Code”) applicable to its Chief Executive Officer, Chief Financial Officer and other senior officers of the Company and its subsidiaries and affiliates. The Supplemental Code is posted on the Company’s website at www.viasystems.com. The Company intends to post amendments to, and waivers from, the Supplemental Code that require disclosure under applicable SEC rules on its website. In addition, the Company has a Code of Business Conduct and Ethics (the

“Code of Conduct”) applicable to all employees, officers and directors that addresses legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.viasystems.com.

Director Independence

In accordance with the rules of the NASDAQ, the Board makes an annual determination as to the independence of the directors and nominees for election as a director. No director will be deemed to be independent unless the Board affirmatively determines that such director has no relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board observes all criteria for independence established by the NASDAQ listing standards and other governing laws and regulations. In addition, the Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including to those set forth in pertinent listing standards of the NASDAQ in effect from time to time. The Company’s policy on director independence is included in the Guidelines and is available on our website at www.viasystems.com.

As a result of its annual review of director independence, the Board has determined that Messrs. Burger, Cummings, McCormick, Steffen, Pileggi and Pruellage and Ms. Dyess are independent directors. Mr. McCormick will not serve on the Board after May 8, 2012, as he has chosen not to sit for reelection to the Board. In addition, the Board determined that Mr. McGinn was an independent director for the 2011 fiscal year prior to his resignation from the Board on November 7, 2011. Messrs. Sindelar and Conlon are not independent because they are employees of the Company. Messrs. Herring and Frank are not independent because each serves as a member of the board of managers of VG Holdings, LLC (“VG Holdings”), which holds approximately 75.7% of the outstanding Shares. Mr. Furst is not independent because he holds a direct or indirect interest in one of the members of VG Holdings, and may be deemed to have voting and dispositive power over any Shares beneficially owned by the member.

In making these determinations, the Board took into account the relationships that Messrs. Burger and Cummings have with the Company that are consistent with the NASDAQ independence standards. With respect to Mr. Burger, the Board considered that Mr. Burger’s employment relationship with Merix Corporation was terminated in connection with our acquisition of Merix Corporation. With respect to Mr. Cummings, the Board considered the fact that Mr. Cummings retired from employment with a predecessor to a member of VG Holdings in July 2009 and that entity does not own a majority of the interests in VG Holdings.

Board Meetings and Committees

The Board held four meetings during 2011.    In addition to meetings of the full Board, directors attended meetings of individual Board committees. Each director who served during 2011 attended at least 75% of the total number of meetings of the Board and committees on which he or she serves. The Company does not have a policy with regard to directors’ attendance at the annual meeting of stockholders. All of the then-current directors attended Viasystems’ 2011 annual meeting of stockholders.

The Board has established four standing committees:    the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Audit, Compensation, Nominating and Corporate Governance and Executive Committees operate under written charters adopted by the Board. All of the committee charters are available on the Company’s website at www.viasystems.com.

Audit Committee.    The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy. The Audit Committee currently consists of Messrs. McCormick, Pileggi, Pruellage, and Steffen. Mr. Steffen is the Chairman of the Audit Committee. Mr. McCormick will not serve on the Audit Committee after May 8, 2012, as he has chosen not to sit for reelection to the Board. The Board has determined that each of the members of our Audit Committee is independent under the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules. The Board has also determined that Mr. Steffen meets the requirements of an audit committee financial expert. The Audit Committee held five meetings during 2011.

Compensation Committee.    The Compensation Committee (i) reviews and approves the compensation of our executive officers and other key employees, (ii) evaluates the performance of our Chief Executive Officer and oversees the performance evaluation of senior management and (iii) administers and makes recommendations to the Board with respect to incentive-compensation plans, equity-based plans and other compensation benefit plans. The Compensation Committee currently consists of Messrs. Cummings, Pileggi and Steffen and Ms. Dyess. Ms. Dyess is the Chairman of the Compensation Committee. The Compensation Committee held six meetings during 2011.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in (i) identifying and recommending candidates to fill vacancies on the Board and for election by the stockholders, (ii) recommending committee assignments for directors to the Board, (iii) monitoring and assessing the performance of the Board and individual non-employee directors, reviewing compensation received by directors for service on the Board and its committees and (iv) developing and recommending to the Board appropriate corporate governance policies, practices and procedures. The Nominating and Corporate Governance Committee currently consists of Messrs. Cummings, McCormick and Steffen and Ms. Dyess. Mr. Steffen is the Chairman of the Nominating and Corporate Governance Committee. Mr. McCormick will not serve on the Nominating and Corporate Governance Committee after May 8, 2012. The Nominating and Corporate Governance Committee held four meetings during 2011. The Nominating and Corporate Governance Committee formed a Special Search Committee during its August, 2010 meeting for the purpose of searching for and evaluating potential nominees to be considered as potential members of the Board. The Special Search Committee consists of Messrs. Cummings and Steffen and Ms. Dyess. The Special Search Committee met two times during 2011.

Executive Committee.    The Executive Committee acts on routine matters of the Board when the Board is not in session. The Executive Committee currently consists of Messrs. Cummings, Furst, Sindelar and Steffen. The Executive Committee held two meetings during 2011.

Director Nomination Process

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective director nominee for the Nominating and Corporate Governance Committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105. A stockholder’s notice to the Company to recommend a director nominee must contain the following:

—	the name and address of the stockholder recommending the director candidate;

—

a representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

—

a representation as to whether the stockholder intends to be part of a group which intends to deliver a proxy of at least the percentage of the Company’s outstanding capital stock required to approve the nomination or to solicit proxies to do the same;

—

the number of shares of capital stock, derivative instruments, short interests, rights to dividends, proportionate interests in shares and performance-related fees of the Company which are, directly or indirectly, owned beneficially and of record by the stockholder or to which such stockholder is entitled;

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of the Company;

—	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the stockholder and any beneficial owner;

—	a written statement by the prospective director nominee consenting to being named in the proxy statement as a nominee and to serving as a director if elected;

—

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among the stockholder and the proposed director nominee, and all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were the “registrant” and the proposed director nominee were the director or executive officer of such registrant; and

—

all other information relating to the stockholder and the proposed director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

See the section entitled “Stockholder Proposals for Next Annual Meeting” beginning on page 44 of this proxy statement for more information regarding the procedures for submission by a stockholder of a director nominee.

In addition to considering nominees recommended by stockholders, the Nominating and Corporate Governance Committee considers prospective board nominees recommended by current directors, management and other sources. The Nominating and Corporate Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee has established criteria and qualification for membership on the Board. In establishing these criteria, the Nominating and Corporate Governance Committee considers diversity in experience an important facet in the overall makeup of the Board. The Nominating and Corporate Governance Committee has considered the diverse experience of the current members of the Board and believes that its goals of attracting and maintaining a Board with diverse experience have been achieved. In evaluating prospective nominees, the Nominating and Corporate Governance Committee also looks for the following minimum qualifications, qualities and skills: integrity, objectivity, sound judgment, and leadership. In November 2011, on the recommendation of the Nominating and Corporate Governance Committee, the Board adopted an amendment to the Guidelines requiring that upon reaching the age of 75, a director shall submit an offer to resign effective as of the next annual meeting of stockholders.

Stockholder Communications with the Board

The Guidelines include a policy which permits stockholders and other interested parties to contact any member (or all members) of the Board (including the non-employee directors as a group), any committee of the

Board or any chairman of any committee. If you are a stockholder or interested party and would like to contact the Board, any individual director or any group or committee of directors, you may send correspondence addressed to the Board or any individual director or group or committee of directors by name or title. Correspondence addressed to the non-employee directors as a group should be marked to the attention of the Chairman of the Board. All such correspondence should be sent c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

All communications received by the Corporate Secretary will be opened for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the full Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. This policy, which is included in the Guidelines, is also posted on the Company’s website at www.viasystems.com.

Posted Documents

You may also obtain a free copy of any of the aforementioned posted documents by sending a letter to the Company’s Investor Relations Department, 101 South Hanley Road, St. Louis, Missouri 63105. Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of twelve members, seven of whom were members of the Board prior to the consummation of our acquisition of Merix Corporation, three of whom were members of the Merix Corporation board of directors prior to our acquisition of Merix Corporation, and two who have been appointed since we acquired Merix Corporation.

At the Annual Meeting, eleven directors are to be elected to hold office. The nominees for election are Michael D. Burger, Timothy L. Conlon, Robert F. Cummings, Jr., Kirby A. Dyess, Peter Frank, Jack D. Furst, Edward Herring, Dominic J. Pileggi, John K. Pruellage, David M. Sindelar and Christopher J. Steffen.

Pursuant to the Stockholder Agreement between VG Holdings and the Company (the “Stockholder Agreement”), VG Holdings has the right, subject to certain reductions, to designate five individuals to serve on the Board. The five nominees designated by VG Holdings for election at the Annual Meeting are Messrs. Cummings, Frank, Furst, Herring and Steffen. The remaining six nominees are designated by the Nominating and Corporate Governance Committee. Mr. Pileggi was recommended to the Nominating and Corporate Governance Committee by Mr. Steffen.

Under the Company’s Bylaws, each of the Company’s directors is elected to serve at an annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Each nominee has agreed to serve on the Board if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. Pursuant to the amendment to the Guidelines, described above, requiring that upon reaching the age of 75, a director shall submit an offer to resign effective as of the next annual meeting of stockholders, Mr. McCormick has tendered his resignation and is not sitting for reelection to the Board at the Annual Meeting.

Director Nominees

Michael D. Burger, 53, was appointed as a director in February 2010. Mr. Burger is currently President, Chief Executive Officer and a member of the board of directors of Cascade Microtech, Inc., which provides electrical measurement and semiconductor testing technology. He served as a director, President and Chief Executive Officer of Merix Corporation from April 2007 until February 2010. From November 2004 until joining Merix Corporation, Mr. Burger served as President of the Components Business of Flextronics Corporation, a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers. Prior to Flextronics, from 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG’s President and a member of its board of directors.

Mr. Burger’s experience as former Chief Executive Officer of a global printed circuit board manufacturer and his experience with other electronic manufacturers makes him a valued member of the Board.

Timothy L. Conlon, 60, has been a director, President and Chief Operating Officer of the Company since October 1998. Prior to joining the Company, Mr. Conlon was President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly-owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Mr. Conlon is a member of the board of trustees of Maryville University and an advisor to Celerant Consulting. Mr. Conlon was an executive officer of the Company when we filed a bankruptcy petition in October 2002.

Mr. Conlon’s knowledge of the electronics and information-technology hardware industries and his experience as a leader of global operations qualify him to be a director.

Robert F. Cummings, Jr., 62, has been a director since January 2003. In 2010, Mr. Cummings became a Vice Chairman of Investment Banking at JP Morgan Chase & Co. He currently serves as a director of Corning Incorporated. Mr. Cummings joined GSC Group, Inc. (“GSC Group”), a privately held money management firm, in 2002 where he served as Senior Managing Director until he retired in July 2009. GSC Group filed for Chapter 11 protection in 2010. Mr. Cummings served as a member of the board of directors of Saratoga Investment Corp. from 2007 to 2010 and of RR Donnelley & Sons Company from 2003 to 2007. Before joining GSC Group, Mr. Cummings was with Goldman, Sachs & Co. for 28 years, where he was a member of the Corporate Finance Department.

Mr. Cummings’ extensive corporate finance experience, both as an investment banker and an investor, provides Mr. Cummings with a wealth of knowledge relevant to the Company and service on the Board.

Kirby A. Dyess, 65, was appointed as a director in February 2010. Ms. Dyess served as a director of Merix Corporation from 2002 until February 2010. She is a principal in her own early stage investment firm, Austin Capital Management LLC. She served as Vice President of Intel Corporation and Director of Operations for Intel Capital from April 2001 until her retirement in December 2002. She served as Vice President and Director of New Business Development of Intel Corporation from January 1997 to April 2001 and was Corporate Vice President and Director of Human Resources worldwide from 1993 to 1996. Ms. Dyess also serves on the boards of directors of Portland General Electric and Itron, Inc., as well as privately held companies Prolifiq Software, Inc. and Compli, Inc.

Ms. Dyess’ experience directing Intel’s private equity investments in technology companies and her experience as a global human resources executive are strong qualifications for membership on the Board.

Peter Frank, 64, was appointed as a director in April 2010. In 2011, Mr. Frank joined Black Diamond Capital Management, L.L.C. (“Black Diamond”) where he is currently a Senior Managing Director. From 2010 to 2011, he served as President and Senior Managing Director of GSC Group, which he joined in 2001. In addition, Mr. Frank was a member of the investment committees for GSC Group’s Recovery Funds, European Corporate Debt and European Mezzanine Funds. From 2008 to 2010, he served as Senior Managing Director and

Co-Head of Corporate Credit and Distressed Investment Group for GSC Group. From 2005 until 2008, he served as the Senior Operating Executive for GSC Group’s Recovery Funds and from 2001 to 2004, he served as a consultant for GSC Group. GSC Group filed for Chapter 11 bankruptcy protection in 2010. Prior to 2001, Mr. Frank was the Chief Executive Officer of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co. He serves on the boards of directors of several privately held companies.

Mr. Frank’s private equity, investment banking and capital markets experience coupled with his active oversight experience with other companies as a chairman and member of the board of directors qualify him to serve on the Board.

Jack D. Furst, 53, was a director of the Company from 1996 to February 2003 and resumed his position as a director of the Company in February 2005. Mr. Furst is the founder of his own private investment firm, Oak Stream Investors, which he started in 2012. He has been affiliated with HM Capital Partners LLC (“HM Capital”), a private equity firm, since 1989, the year in which it was formed (as Hicks, Muse, Tate & Furst, Incorporated). Until 2008, he was a Partner in HM Capital and was involved in all aspects of the firm’s business, including originating, structuring and monitoring HM Capital’s investments. Mr. Furst has over 25 years of experience in leveraged acquisitions and private investments. Prior to joining HM Capital, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers.

Mr. Furst has been engaged with the Company since its inception in 1996 and has extensive experience with several manufacturers of electronic components which allow him to provide us a unique breadth of knowledge in the industry and of the Company. In addition, Mr. Furst has extensive capital markets experience, including mergers and acquisitions and private-to-public transitions, which is a valuable qualification for service on the Board.

Edward Herring, 41, has been a director since August 2006. Mr. Herring is a Partner at HM Capital, which he joined in 1998. Mr. Herring currently serves as a director of several privately held companies, including BlackBrush Oil & Gas, L.P., TexStar Midstream Services, LP and Advanced H2O LLC, and is on the executive board of Capital for Kids. Mr. Herring previously served as a director of Regency Energy Partners LC and Swift & Company. From 1996 to 1998, Mr. Herring attended Harvard Business School and earned a Masters in Business Administration degree. From 1993 to 1996 Mr. Herring was an investment banker with Goldman, Sachs & Co.

Mr. Herring has a long history of involvement with the Company and has a great understanding of the electronics industry. In addition, Mr. Herring’s private equity, investment banking and capital markets experience qualify him to serve as a director of the Company.

Dominic J. Pileggi, 60, was appointed as a director in February 2012. He is currently Chief Executive Officer and Chairman of the board of directors of Thomas & Betts Corporation, positions he has held since 2004 and 2006, respectively. From 2000 to 2004, Mr. Pileggi held various other senior executive positions with Thomas & Betts Corporation. From 1998 to 2000, he was President of the Electro-Mechanical Solutions Division of the Company. From 1995 to 1998, he held senior executive positions with Casco Plastic, Inc. and Jordan Telecommunications. Mr. Pileggi held various executive positions with Thomas & Betts Corporation from 1979 through 1994. He also serves as a director of Exide Corporation and served as a director of the Lubrizol Corporation from 2005 to 2011.

Mr. Pileggi’s experience as a Chief Executive Officer of Thomas & Betts Corporation and his knowledge of the electronics industry are valuable qualifications for his membership on the Board.

John K. Pruellage, 71, has been a director since February 2011. Mr. Pruellage is currently a Member and Chairman of the law firm Lewis, Rice & Fingersh, L.C. and has been practicing law for over 30 years. Mr. Pruellage is a member of several boards of directors including Banterra Corporation and Fred Weber Corporation. He is Chairman of the board of trustees of Saint Louis University and a member of the boards of trustees of the United Way of St. Louis and the St. Louis Zoo Foundation. He also serves on the boards of directors of the Regional Business Council and the Boy Scouts of America Greater St. Louis Area Council.

Mr. Pruellage’s extensive experience as a corporate attorney and an advisor to publicly-traded companies are valuable qualifications for membership on the Board.

David M. Sindelar, 54, has been a director since August 2001 and Chief Executive Officer of the Company since July 2001. He also served as our Senior Vice President and Chief Financial Officer from January 1997 through June 2001. Previously, Mr. Sindelar served as Chief Executive Officer of International Wire Group, Inc. and LLS Corp. He also served as Senior Vice President and Chief Financial Officer of Berg Electronics Corp. Mr. Sindelar served as the Chief Executive Officer of the Company when we filed a bankruptcy petition in October 2002. In addition, Mr. Sindelar served as a member of the board of directors of International Wire Group, Inc. and as a director, Senior Vice President, Chief Financial Officer and Chief Executive Officer of LLS Corporation. Each of International Wire Group, Inc. and LLS Corporation and certain of its subsidiaries filed a bankruptcy petition in the previous ten years.

Mr. Sindelar’s experience as Chief Executive Officer and Chief Financial Officer of this and other companies in the electronics industry are valuable qualifications for his role on the Board.

Christopher J. Steffen, 70, has been Chairman of the Board since December 2003 and a director since October 2003. Mr. Steffen currently serves as a director of W. R. Grace & Co., Platinum Underwriters Holdings, Ltd. and Accelrys, Inc. From 2002 to 2010, he served as an advisor to Wall Street Management and Capital, Inc., a boutique business financial advisory firm. From 1993 to 1996, Mr. Steffen served as the Vice Chairman and director of Citicorp and its principal subsidiary, Citibank, N.A. and in 1993, he served as Senior Vice President and Chief Financial Officer of Eastman Kodak. From 1989 to 1993, Mr. Steffen served as Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell, Inc.

Mr. Steffen is well qualified to serve as Chairman of the Board because of his depth of management experience with global manufacturing companies, his experience as a Chief Financial Officer of Honeywell, Inc., and his board experience with large-cap and small-cap companies. As an independent director and non-executive Chairman of the Board, Mr. Steffen promotes discussion, provides effective leadership and maintains a sense of urgency about achieving our goals.

Required Vote

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the eleven nominees who receive the largest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends a vote FOR election of each of these nominees.

MANAGEMENT

The following table sets forth the names, ages and positions, as of March 12, 2012, of each of our current named executive officers. All executive officers are appointed by the Board and serve at their pleasure.

Name	Age	Position
David M. Sindelar	54	Chief Executive Officer and Director
Timothy L. Conlon	60	President, Chief Operating Officer and Director
Gerald G. Sax	51	Senior Vice President and Chief Financial Officer
Brian W. Barber	56	Senior Vice President Operations-Printed Circuit Board & Supply Chain Management
Richard B. Kampf	56	Senior Vice President Sales and Marketing

Biographies of our executive officers who also serve as directors can be found in the section entitled “Proposal 1: Election of Directors” beginning on page 9 of this proxy statement.

Gerald G. Sax has been the Senior Vice President and Chief Financial Officer of the Company since August 2005. Mr. Sax served as Senior Vice President-Supply Chain from February 2003 to August 2005. He also served as our Senior Vice President-Europe from July 1999 to January 2003. Mr. Sax joined us in November 1998, in the position of Vice President-Corporate Controller. Prior to joining us, Mr. Sax was Vice President-Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

Brian W. Barber has been the Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems since December 2007. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations. Prior to joining Viasystems in 2000, Mr. Barber had been employed by Hadco Corporation since 1982 serving as Vice President and Business Unit Manager of their high technology operation.

Richard B. Kampf has been the Senior Vice President of Sales & Marketing since December 2007. From November 2002 to December 2007, Mr. Kampf was Vice President of Sales & Marketing, and from March 2000 to October 2002, Mr. Kampf was Vice President of Sales & Marketing for Viasystems Printed Circuit Board, Americas. Mr. Kampf joined us in April 1999, as Director of Sales for the Americas with over 18 years of experience in the electronics industry with companies such as Marshall Industries, where he was Vice President of Sales, and Thomas & Betts Corporation, where he was Vice President of Sales & Marketing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes our current and past compensation philosophies, policies and programs with respect to the compensation of our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2011.

Compensation Philosophy and Objectives

The compensation programs are designed to remunerate executives in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentive to our executives and other employees to maximize stockholder value, which in turn affects the overall compensation earned by our management.

The Compensation Committee has adopted compensation programs designed to achieve the following key objectives:

—	attract, motivate and retain superior talent;

—	encourage high performance and promote accountability;

—	ensure that compensation is commensurate with our annual performance; and

—	provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth.

Compensation Committee’s Role in Establishing Compensation

The Compensation Committee administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our equity-based plans, and review and approve annually all compensation decisions relating to our senior executive officers. The Compensation Committee regularly reviews all of our compensation policies, including policies and strategy relating to executive recruitment, retention and compensation, as well as the appropriate mix of base salary, short-term cash-based incentive compensation and long-term incentive compensation for our senior executives. The Compensation Committee also reviews and approves all elements of compensation for each of our named executive officers, including the Chief Executive Officer, taking into consideration our performance, the performance of each respective internal organization for which the executive is responsible, as well as information regarding compensation levels for senior executives in our comparator group described below.

Management’s Role in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee on all named executive officers (other than himself) based on information he gathers including industry resources, benchmark data and other peer compensation information gathered in response to requests from the Compensation Committee. Notwithstanding the input from the Chief Executive Officer and his recommendations, the Compensation Committee ultimately determines the compensation of our named executive officers during their meetings in executive session, without any members of management present. In addition, based on the policies and strategies set by the Compensation Committee, our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer set salaries and incentive compensation opportunities for the respective employees who report to them. In addition, the Chief Executive Officer submits recommendations to the Compensation Committee with respect to equity incentive compensation for all of our employees.

Advisor to the Compensation Committee

The Compensation Committee has the ability to engage the services of an outside consultant if and when it believes it would be effective to do so. For 2011, the Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation advisor. For 2011, Meridian advised the Compensation Committee with respect to its compensation decisions for all of our executive officers and directors, including the Chief Executive Officer. Meridian reported directly to the Compensation Committee and only provided services that were requested and authorized by the Compensation Committee.

Review of Compensation Program

In developing an annual compensation program for our executive officers, the Compensation Committee considers each executive’s historical individual performance, our overall performance, the level of responsibility managed by each executive, the skills and experience of each executive, and other performance-based measures. The Compensation Committee also considers market data to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate.

The Compensation Committee does not have any formal policies or guidelines for allocating compensation between long-term and short-term compensation or among the different forms of compensation. This is due to the Compensation Committee’s desire to maintain flexibility to tailor executive compensation and to attract and retain top-flight executives.

Benchmarking and Comparator Group

In February 2011, the Compensation Committee reviewed a compensation study for senior executives of similarly situated companies prepared by Meridian, which included an analysis of a peer group of companies’ senior executive compensation. The following companies comprised the 2011 comparator group of publicly-traded companies specific to our industry with similar annual revenues:

— Altera Corporation	— Methode Electronics, Inc.
— Amphenol Corporation	— Multi-Fineline Electronix, Inc.
— Benchmark Electronics, Inc.	— Microsemi Corporation
— Brady Corporation	— National Semiconductor Corporation
— CTS Corporation	— Plexus Corp.
— Cypress Semiconductor Corporation	— SMART Modular Technologies, Inc.
— Intersil Corporation	— Thomas & Betts Corporation
— Kemet Corporation	— TTM Technologies, Inc.
— MEMC Electronic Materials, Inc.	— Xilinx, Inc.

2011 Compensation Program

The Compensation Committee established individual executive compensation for 2011 at levels the Compensation Committee believed were comparable with executives in other companies of similar size and stage of development, operating in similar markets, taking into account our performance and strategic goals. To evaluate proposed base salary changes and incentive award opportunities for 2011, the Compensation Committee reviewed the Meridian survey which summarized compensation data from the comparator group. Based on this review, the Compensation Committee determined at that time that the cash compensation (base salary and short-term incentives) paid to each of our named executive officers was slightly above the market median range of the senior executives of companies in the comparator group. In lieu of salary increases for the Company’s named executive officers in 2011, the Compensation Committee established a non-qualified deferred compensation plan for all senior executives of the Company that allows senior executives, including the named executive officers, to earn an additional 3% of the cash compensation they receive over $245,000 as deferred compensation to be held by the Company in trust and allows senior executives to defer other cash compensation to be held by the Company in trust until such senior executive’s retirement or termination of employment with the Company.

In establishing 2011 compensation for our Chief Executive Officer, the Compensation Committee determined that the incentives provided to him should include both non-equity, cash-based incentive opportunities conditioned upon the achievement of our financial performance goals as measured by Adjusted EBITDA and other quantifiable metrics, as well as certain other defined “management by objective” goals, and long-term incentive compensation in the form of stock options and restricted stock, so that his interests are tied closely with those of the stockholders of the Company to maximize the value of the enterprise.

Elements of Our 2011 Executive Compensation Program

In 2011, the total compensation of our executive officers was comprised of all of the following:

—	base salary;

—	annual incentive compensation;

—	long-term equity-based incentive awards;

—	employee benefits and perquisites; and

—	severance benefits.

Base Salary.    Base salaries provide executives with a predictable level of income. The Compensation Committee generally establishes base salaries for executives after consideration of the following criteria: (i) the scope of their responsibilities, (ii) level of experience and individual performance, (iii) external competitiveness, and (iv) internal fairness considerations. The goal for the base salary component of our executives is to compensate them at a level that approximates the median salaries of individuals in comparable positions at companies in the comparator group. Base salaries of the named executive officers are reviewed annually by the Compensation Committee and may be adjusted from time to time at the Compensation Committee’s discretion.

Annual Incentive Compensation Plan.    Our Annual Incentive Compensation Plan (“AICP”) is designed to motivate executives to achieve individual and business unit performance objectives. In February 2011, the Compensation Committee established target awards under our AICP for each of our executive officers. Target incentive compensation opportunities for each executive were established as a percentage of each individual’s base salary. The awards to our executive officers were subject to achievement of Company financial and operational objectives and individual performance goals.

For 2011, the Compensation Committee selected “Adjusted EBITDA” as the quantitative measurement of the Company’s performance for the AICP. The Compensation Committee selected this measure because it facilitates performance comparisons from period to period and company to company by excluding from the calculation of earnings before interest, taxes, depreciation and amortization (“EBITDA”) certain expenses which the Compensation Committee believes are not indicative of the Company’s ongoing operating results or which do not impact future operating cash flows. The adjustments to EBITDA to arrive at Adjusted EBITDA include (i) restructuring and impairment charges—which consist primarily of facility closures and other headcount reductions, (ii) stock compensation expense—which consists of non-cash charges associated with recognizing the fair value of stock options and restricted stock awards granted to employees and directors, and (iii) costs relating to acquisitions and equity registrations, which consist primarily of professional fees and other non-recurring costs and expenses associated with such activities. Adjusted EBITDA is not a recognized financial measure under U.S. generally accepted accounting principles and does not purport to be an alternative to operating income or an indicator of operating performance. The Compensation Committee determined that the performance measures should be weighted 85% for the Company’s financial performance as compared to the Adjusted EBITDA target set by the Compensation Committee and 15% for the achievement of individual nonquantitative management by objective (“MBO”) goals. The Compensation Committee created a formula for a graduated scale of projected incentive payments that would be made to the AICP participants based on the Adjusted EBITDA target that was achieved. The graduated scale, as set out below, allows the Compensation Committee to calculate the incentive compensation that is to be paid pursuant to our AICP as a function of Adjusted EBITDA. The Adjusted EBITDA target for 2011 was set by the Compensation Committee at an aggressive growth level of $160.0 million. The following table demonstrates the potential percentage of the incentive compensation opportunity that each named executive officer would have been paid based on achievement of certain levels of Adjusted EBITDA for 2011.

Adjusted EBITDA Performance ($ in millions)	% of Adjusted EBITDA Target Achieved	Named Executive Officer Potential Bonus	Named Executive Officer Bonus Based on Adjusted EBITDA	Named Executive Officer Bonus Based on Individual Goals
Below $128.0	Below 80%	0%	0.00%	15.00%
136.0	85	25	21.25	15.00
144.0	90	50	42.50	15.00
152.0	95	75	63.75	15.00
160.0	100	100	85.00	15.00
168.0	105	125	110.00	15.00
176.0	110	150	135.00	15.00
184.0	115	175	160.00	15.00
192.0	120	200	185.00	15.00

In February 2012, the Compensation Committee determined that each named executive officer had achieved their nonquantitative MBO goals. Due to the fact that the Company’s Adjusted EBITDA performance was approximately $149 million (prior to discretionary bonuses totaling approximately $1 million which were awarded to employees who were not named executive officers, see below) for 2011 or 93% of the target goal of $160 million the bonus payout of approximately 72% of each individual’s target compensation under the AICP was paid to each named executive officer.

The Compensation Committee determined that based on the Company’s Adjusted EBITDA performance for 2011 of $149 million, employee participants that were not named executive officers were eligible for a bonus under the AICP of 66% of each participant’s target award. The Compensation Committee also determined that based on the Company’s performance in a challenging business environment in 2011, each individual participant in the AICP other than the named executive officers would receive an additional 9% of each participant’s target award as a discretionary bonus such that the total bonus received by each participant in the AICP, aside from the named executive officers, was 75% of each participant’s target award. The aggregate amount of the discretionary bonus awarded to individuals was approximately $1 million, which resulted in a year end Adjusted EBITDA for the company of approximately $148 million for the year 2011.

The following table sets forth the target awards and actual payouts based on performance achieved under the AICP, as a percentage of base salary, and the actual payout in dollar amount for each of our named executive officers.

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)	Actual Payout
David M. Sindelar	100%	72%	$654,120
Timothy L. Conlon	100%	72%	$391,050
Gerald G. Sax	65%	46%	$166,374
Brian W. Barber	65%	46%	$142,204
Richard B. Kampf	65%	46%	$142,157

Equity Incentive Awards.    The Compensation Committee oversees the administration of our 2003 Stock Option Plan (the “2003 Plan”) and our 2010 Plan. The Compensation Committee awards equity incentive grants to qualifying employees at its discretion, but typically the grants are made at the commencement of employment and then annually thereafter. The Compensation Committee uses equity incentive as our primary long-term incentives vehicle because:

—	equity incentives and the related vesting period help attract and retain executives;

—	the value received by the recipient of equity incentives is based on the growth of our enterprise value; and

—

equity incentives help to provide a balance to the overall executive compensation program as base salary and the AICP focus on short-term compensation, while stock options reward executives for increases in our overall enterprise value.

In determining the number and type of equity incentives to be granted to executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of the stock options in relation to other elements of the individual executives’ total compensation. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer.

In February 2011, the Compensation Committee determined the overall senior executive compensation packages were adequate as compared with our peers, and considered the appropriate manner and amount of long term incentive based compensation to provide to the Company’s executive officers under the 2010 Plan and made awards of restricted stock and stock options to our executive officers in order that the senior executives compensation packages remain competitive compared with our peers. The Compensation Committee believes that a combination of awards of restricted stock and stock options serves to further align the interests of our executive officers and stockholders.

The following table sets forth the number of shares of restricted stock and stock options awarded to each named executive officer:

Name	Number of Shares of Restricted Stock	Number of Stock Options
David M. Sindelar	61,335	131,153
Timothy L. Conlon	30,667	65,577
Gerald G. Sax	18,400	39,346
Brian W. Barber	13,494	28,854
Richard B. Kampf	13,494	28,854

The awards of restricted stock vest on February 8, 2014. One-third of the stock options vested on February 8, 2012, and the remaining two-thirds vest in equal, quarterly installments thereafter. For additional information regarding these awards see “Executive Compensation—2011 Grants of Plan Based Awards” and “Executive Compensation—2011 Outstanding Equity Awards At Fiscal Year End.”

Changes in Long-term Incentive Grants for 2012

The Compensation Committee and the management team agreed that the addition of a long-term performance grant would incentivize executives to focus on long-term financial performance, which potentially could lead to increased stockholder value over the long-term. With guidance from Meridian, the Company modified our practices for awarding equity grants for our most senior executives, which, as of February 2012, included thirteen individual executives, to include one-third stock options, one-third restricted shares, and one-third performance share units.

The actual number of performance share units earned will be determined based on the Company’s performance over three years. Performance goals are comprised of, and weighed equally between, three-year Average Adjusted EBITDA and three-year Average Adjusted Return on Invested Capital. Threshold, target, and maximum goals were established in February 2012. To the extent the Company achieves the threshold at the end of the performance period, 50% of the performance share units will be awarded to the participant. If the Company achieves or surpasses the target at the end of the performance period, 100% of the performance share units will be awarded to the participant and if the Company achieves the maximum goal at the end of the performance period, 200% of the performance share units shall be awarded to the participant. Any performance between the target and either the threshold or maximum goal will result in straight-line interpolation to calculate the amount of performance share units to be awarded.

The Compensation Committee and Board understand that Viasystems is in a highly cyclical industry. As such, if at the end of the three-year performance period, threshold performance is not achieved in one or both of the performance measures, the performance period could be extended up to a maximum of two additional years. The Compensation Committee has the authority to exercise discretion to extend the performance period.

Additionally, employees below the senior executive level have historically received annual grants of stock options. Based on the advice of Meridian, and consistent with broader market practice, the Compensation Committee determined that beginning in 2012, that participants in the 2010 Plan below our most senior executives may receive grants consisting of a combination of restricted stock and/or options to better help with the attraction and retention of key talent.

Employee Benefits.    All of our executives are eligible to participate in various benefit plans available generally to our U.S.-based employees, such as medical, dental, vision, long-term and short-term disability, and life insurance. We also offer to executive officers additional perquisites and benefits, such as club dues, paid transportation and parking costs reflected in the All Other Compensation column of the Summary Compensation Table for the named executive officers. Each of the employment agreements with Messrs. Sindelar, Conlon and Sax contain provisions that require us to pay all medical expenses for them for the remainder of their lifetime and the lifetime of their spouse, subject to certain conditions contained in their respective agreements. See “Executive Compensation—Employment Agreements” for more information. The Compensation Committee believes these benefits and perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive talent to key positions.

All of our domestic employees may also participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). All eligible full-time and part-time employees who meet certain age and service requirements may participate. For the year 2011, we made matching contributions to the 401(k) Plan equal to 50% of the first six percent of each participating employee’s contribution, up to the lesser of three percent of each participant’s annual eligible compensation or, for 2011, $7,350. In 2011, all of the named executive officers participated in the 401(k) Plan.

Additionally, in July 2011, the Company worked with Meridian to establish a non-qualified deferred compensation plan (the “Savings Restoration Plan”) to provide additional benefits to certain highly compensated domestic employees who are not eligible to receive the full matching contribution under the 401(k) Plan due to limitations imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of compensation that can be taken into account by the 401(k) Plan to $245,000. The Savings Restoration Plan allows executives to defer compensation to be held in trust by the Company and provides for the Company to contribute 3% of each employee’s annual earnings over $245,000 into a trust account to be distributed to the employee upon the employee’s retirement or when the employee’s relationship is terminated. The Compensation Committee established the Savings Restoration Plan in lieu of any salary increase for Messrs. Sindelar and Conlon in 2011 and for the benefit of all senior executives of the Company to allow for Company matching to retirement contributions as if the Internal Revenue Code limits were not in place.

Employment and Severance Benefits. We have entered into an employment agreement with each of our named executive officers. These agreements provide for a minimum annual base salary and an annual cash-based incentive compensation opportunity of up to a specified percentage of the executive’s annual base salary, as well as other perquisites and benefits. Entering into such agreements serves to attract and retain talent at the executive level. For additional information about the terms of these employment agreements, see “Executive Compensation—Employment Agreements.” For additional information about the severance benefits provided under these employment agreements, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Additionally, the award agreements related to outstanding stock options and restricted stock granted to our named executive officers include accelerated vesting provisions that are triggered in the event of a change in control. For additional information about these provisions, see “Executive Compensation—2010 Equity Incentive Plan” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

The Compensation Committee considered the results of the stockholders “say on pay vote” at our 2011 annual meeting of stockholders in making compensation decisions for 2011. Because over 98% of votes cast for or against the proposal approved our compensation program as described in our 2011 proxy statement, the Compensation Committee believes that stockholders support our pay for performance philosophy. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2011.

The Compensation Committee and the Board considered the results of the stockholder “say on frequency” vote at our 2011 annual meeting of stockholders in adopting a frequency policy for future say on pay votes. Because over 89% of votes cast for a say on pay vote of either every one, two or three years expressed a preference for having a say on pay vote every three years, and noting the strong support the say on pay vote received, the Board adopted a policy pursuant to which the Company will conduct the say on pay vote every three years. Therefore, our next say on pay vote will be held at our 2014 annual meeting of stockholders. We welcome the input of our stockholders on our compensation policies and compensation program at any time, and not just in the year where we will conduct a say on pay vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Kirby A. Dyess (Chairman)

Robert F. Cummings, Jr.

Dominic J. Pileggi

Christopher J. Steffen

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009, by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Nonequity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
David M. Sindelar,	2011	$920,000	$—	$1,250,007	$1,336,961	$654,120	$—	$226,141	$4,387,229
Chief Executive	2010	920,000	—	1,063,431	2,582,168	1,840,000	—	132,332	6,537,931
Officer	2009	920,000	126,500	—	—	333,500	—	136,795	1,516,795
Timothy L. Conlon,	2011	$550,000	$—	$624,993	$668,485	$391,050	$—	$727,585	$2,962,113
President and Chief	2010	550,000	—	759,600	1,229,609	1,100,000	—	979,647	4,618,856
Operating Officer	2009	550,000	75,625	—	—	199,375	—	735,401	1,560,401
Gerald G. Sax,	2011	$360,000	$—	$374,992	$401,089	$166,374	$—	$57,616	$1,360,071
Sr. Vice President	2010	360,000	—	569,700	922,207	468,000	—	44,332	2,364,239
and Chief Financial	2009	360,000	32,175	—	—	84,825	—	36,594	513,594
Officer
Brian W. Barber,	2011	$307,700	$—	$275,008	$294,135	$142,204	$—	$180,087	$1,199,134
Sr. Vice President	2010	307,700	—	284,850	461,098	400,010	—	52,247	1,505,905
Operations PCB &	2009	307,700	27,500	—	—	72,502	—	30,684	438,386
Supply Chain
Management
Richard B. Kampf,	2011	$307,600	$—	$275,008	$294,135	$142,157	$—	$39,303	$1,058,203
Sr. Vice President	2010	307,600	—	284,850	461,098	399,880	—	30,079	1,483,507
Sales and	2009	307,600	27,492	—	—	72,478	—	25,908	433,478
Marketing

(1)	Represents discretionary bonus awarded by the Compensation Committee.

(2)	Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers in 2011 and prior years. The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), as required by SEC regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 15 to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.
(3)	Represents cash awards under the AICP.

(4)	Includes compensation as described under “All Other Compensation” below.

All Other Compensation

The table below sets forth the components of compensation for 2011 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Car Allowance (1)	401(k) Match	Employer Contribution to Nonqualified Deferred Compensation Plan	Life Insurance Premiums	Foreign Tax Payments (2)	Financial Consulting (3)	Club Dues (4)	Medical Premiums	Other		Total
David M. Sindelar	$33,994	$7,350	$61,650	$5,790	$—	$15,337	$31,296	$1,379	$69,345	(6)	$226,141
Timothy L. Conlon(5)	22,663	7,350	34,863	9,292	222,389	36,458	10,848	1,148	382,574	(7)	727,585
Gerald G. Sax	12,834	7,350	12,090	4,684	—	6,708	13,148	802	—		57,616
Brian W. Barber	11,858	7,350	9,266	2,120	39,890	16,341	375	1,379	91,508	(5)(8)	180,087
Richard B. Kampf	10,840	7,350	9,260	2,120	—	—	8,354	1,379	—		39,303

(1)	Includes tax payments on car allowance as follows: Mr. Sindelar ($13,597), Mr. Conlon ($9,065), Mr. Sax ($5,134), Mr. Barber ($4,743) and Mr. Kampf ($4,336).

(2)	Includes tax payments on foreign tax payments as follows: Mr. Conlon ($43,952) and Mr. Barber ($6,438).

(3)	Includes tax payments for certain financial consulting services as follows: Mr. Sindelar ($6,000), Mr. Conlon ($14,583), Mr. Sax ($2,683) and Mr. Barber ($6,536).

(4)	Includes tax payments for certain club dues as follows: Mr. Sindelar ($10,305), Mr. Conlon ($1,083), Mr. Sax ($5,079) and Mr. Kampf ($3,202).

(5)	All or a substantial portion of the perquisites were paid in Hong Kong dollars at an exchange rate of approximately US$1 to HK$7.80.

(6)	Includes $61,603 for entertainment and $6,110 for continuing education and $1,000 charitable contributions.

(7)	Includes $269,909 for relocation and housing expenses in Hong Kong, $52,083 for spousal-related expenses in Hong Kong, $54,801 for transportation in Hong Kong and $5,781 for continuing education.

(8)	Includes $81,702 for relocation and housing expenses in Hong Kong and $9,806 for spousal-related expenses in Hong Kong.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011, to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Board Action/Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
David M. Sindelar	02/08/2011	—	920,000	1,840,000
	02/08/2011					131,153	20.38	1,336,961
	02/08/2011				61,335			1,250,007
Timothy L. Conlon	02/08/2011	—	550,000	1,100,000
	02/08/2011					65,577	20.38	668,485
	02/08/2011				30,667			624,993
Gerald G. Sax	02/08/2011	—	234,000	468,000
	02/08/2011					39,346	20.38	401,089
	02/08/2011				18,400			374,992
Brian W. Barber	02/08/2011	—	200,005	400,010
	02/08/2011					28,854	20.38	294,135
	02/08/2011				13,494			275,008
Richard B. Kampf	02/08/2011	—	199,940	399,880
	02/08/2011					28,854	20.38	294,135
	02/08/2011				13,494			275,008

(1)	Represents the potential payout for awards granted under the AICP. These awards were subject to attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis—2011 Compensation Program—Annual Incentive Compensation Plan.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation.”

(2)	Represents restricted stock and stock options awarded under the 2010 Plan.

(3)	Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers in 2011. The dollar amounts were computed in accordance with ASC Topic 718. See note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.

Employment Agreements

Chief Executive Officer and President and Chief Operating Officer

In 2003, we entered into amended and restated employment agreements with each of Mr. Sindelar and Mr. Conlon. The employment agreements expire upon termination of the executive’s employment either by us or the executive. In the event the agreement is not terminated by us or the executive, the term of the agreement is automatically extended for an additional year every January 31. The agreements provide for annual base salary of not less than $920,000 for Mr. Sindelar and $550,000 for Mr. Conlon, as well as an annual cash-based incentive compensation opportunity of an amount determined by the Compensation Committee in accordance with our AICP. Each executive is also eligible to receive an automobile allowance, lifetime medical benefits for the executive and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreements, if we terminate the executive without cause or the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to receive for a period of 18 months following the termination (i) continued payment of his then-current base salary, (ii) an automobile allowance, (iii) benefits customarily afforded to our executives and (iv) for Mr. Sindelar only, his AICP award for a period of 18 months following the termination.

Under his employment agreement, Mr. Sindelar will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. Under his employment agreement, Mr. Conlon will be deemed to be terminated without cause if he is terminated for any reason other than fraud, felony conviction, dishonesty, incompetence, competition with us, illegal use of drugs, unauthorized use of any of our trade secrets or confidential information, or failure to properly perform the duties assigned to him. Under the employment agreements, the executive will be deemed to be disabled if he has been unable to perform his duties to the Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Each executive and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to the executive’s death or disability, subject to certain exemptions.

The employment agreements contain restrictive covenants, including a non-disclosure covenant. In addition, Mr. Conlon’s agreement contains a three year non-solicitation covenant and a non-compete covenant (i) of one year, in the event he is terminated for cause or voluntarily terminates his employment, or (ii) for the period he accepts severance payments, in the event he is terminated without cause or due to disability.

Senior Vice President and Chief Financial Officer

We entered into an amended and restated executive employment agreement with Mr. Sax in 2005. The employment agreement expires upon termination of the executive’s employment either by us or Mr. Sax. The agreement provides for annual base salary of not less than $360,000. Mr. Sax is also eligible for an AICP award of an amount determined by the Compensation Committee in accordance with our AICP and is eligible to receive an automobile allowance, lifetime medical benefits for himself and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreement, if Mr. Sax is terminated without cause or if he terminates his employment due to death or disability, he (or his estate, heirs or beneficiary, as applicable) will be entitled to an amount equal to 65% of his then-current base salary, as well as continuation of his base salary, automobile allowance and certain benefits for 18 months.

Under his employment agreement, Mr. Sax will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. He will be deemed to be disabled if he has been unable to perform his duties to the Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Mr. Sax and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to his death or disability, subject to certain exemptions.

Other Agreements

We entered into agreements with Mr. Barber (in 2000) and Mr. Kampf (in 2002). Under the agreements, if the executive is terminated without cause, and for Mr. Barber, if the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to continuation of (i) his base salary and health insurances for a period of twelve months, (ii) a pro rata portion of any AICP award he is eligible to receive for the final calendar year of his employment, and (iii) for Mr. Barber only, continuation of his automobile allowance for a period of twelve months.

Under their agreements, each of Mr. Barber and Mr. Kampf will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty, competition with us, unauthorized use of any of our trade secrets or confidential information, insubordination or failure to properly perform the duties assigned to him, in our reasonable judgment.

The employment arrangements of each of Mr. Barber and Mr. Kampf include a non-compete covenant of one year and a non-disclosure covenant. The potential payments under the agreements to each of Mr. Barber and Mr. Kampf are conditioned upon the executive executing a separation agreement acceptable to us which includes a release of claims against us and a covenant not to compete.

2010 Equity Incentive Plan

Our 2010 Plan was approved by our stockholders in June 2010 and is administered by our Compensation Committee. The 2010 Plan permits awards of stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The maximum number of Shares that may be issued pursuant to equity awards under the 2010 Plan is 3,000,000 and no participant may receive awards for more than 1,000,000 Shares each year. The Compensation Committee and the Board of the Company have recommended that the maximum number of shares that may be issued under the 2010 Plan be increased by 1,600,000 as set forth later in this proxy. Options granted under the 2010 Plan are required to have an exercise price of not less than the fair market value of our Shares on the grant date. In the event of a change in control, the Compensation Committee has the discretion to accelerate the exercisability or vesting of the awards under the 2010 Plan.

Under the 2010 Plan, change in control is defined as:

—	any person becoming the beneficial owner of a majority of our Shares;

—

when a majority of our directors were not directors when the plan was enacted, or were not approved by a vote of at least two-thirds of the directors who were serving on the Board at the time the plan was enacted;

—

a reorganization, merger, or consolidation or sale or other disposition of substantially all of the assets of the Company, unless holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity; or

—

our stockholders approve a complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company (and such transaction is consummated) or a going private transaction which will result in the Shares no longer being publicly traded (and such transaction is consummated).

Under our outstanding stock option and restricted stock award agreements, the unvested portion of the stock option and restricted stock awards vest and become fully exercisable immediately prior to a change in control. Under the stock option award agreement, any such stock options will remain exercisable for 90 days after the change in control and will terminate and be forfeited thereafter. In addition, under the stock option award agreement, the stock options will vest on a pro rata basis of the ratio of the number of complete months of service divided by 36, if the option holder’s service to the Company terminates due to death or disability prior to the first anniversary of the date of grant. Under our outstanding restricted stock award agreement, the restricted stock that has not yet vested as of the employee’s termination will vest by calculating the product of (a) 0.083, (b) the total number of calendar quarter-ends that have passed starting from the date the award was made and ending on the date the employee was terminated and (c) the number of shares of restricted stock granted under the agreement, if the employee is involuntarily terminated.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011, with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#) (2)	Market Value of Shares that Have Not Vested ($)	Exercise Price	Expiration Date
Name	Exercisable	Unexercisable (1)
David M. Sindelar	29,276	—	150.99	1/31/2013	—	—	—	—
	5,855	—	150.99	8/17/2014	—	—	—	—
	139,967	99,978	21.88	5/11/2017	—	—	—	—
	—	131,153	20.38	2/08/2018	—	—	—	—
	—	—	—	—	63,985	1,082,626	—	N/A
	—	—	—	—	61,335	1,037,788	—	N/A
Timothy L. Conlon	27,603	—	150.99	1/31/2013	—	—	—	—
	5,855	—	150.99	8/17/2014	—	—	—	—
	66,651	47,609	21.88	5/11/2017	—	—	—	—
	—	65,577	20.38	2/08/2018	—	—	—	—
	—	—	—	—	45,704	773,312	—	N/A
	—	—	—	—	30,667	518,886	—	N/A
Gerald G. Sax	5,018	—	150.99	1/31/2013	—	—	—	—
	1,254	—	150.99	8/17/2014	—	—	—	—
	10,455	—	150.99	8/08/2015	—	—	—	—
	49,988	35,707	21.88	5/11/2017	—	—	—	—
	—	39,346	20.38	2/08/2018	—	—	—	—
	—	—	—	—	34,278	579,984	—	N/A
	—	—	—	—	18,400	311,328	—	N/A
Brian W. Barber	2,509	—	150.99	1/31/2013	—	—	—	—
	4,182	—	150.99	2/06/2017	—	—	—	—
	3,345	—	150.99	11/1/2017	—	—	—	—
	24,994	17,853	21.88	5/11/2017	—	—	—	—
	—	28,854	20.38	2/08/2018	—	—	—	—
	—	—	—	—	17,139	289,992	—	N/A
	—	—	—	—	13,494	228,318	—	N/A
Richard B. Kampf	2,509	—	150.99	1/31/2013	—	—	—	—
	4,182	—	150.99	2/06/2017	—	—	—	—
	3,345	—	150.99	11/01/2017	—	—	—	—
	24,994	17,853	21.88	5/11/2017	—	—	—	—
	—	28,854	20.38	2/08/2018	—	—	—	—
	—	—	—	—	17,139	289,992	—	N/A
	—	—	—	—	13,494	228,318	—	N/A

(1)	All outstanding options vest one-third on the first anniversary of the grant date and the remaining two-thirds vests in eight equal, quarterly installments thereafter.

(2)	All outstanding shares of restricted stock vest on the third anniversary of the grant date.

Options Exercised and Stock Vested

None of our named executive officers exercised any stock options and no shares of restricted stock vested during 2011.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

In 2011, we established our Savings Restoration Plan which provides for the deferral of compensation to be held in trust by the Company.

Potential Payments Upon Termination or Change in Control

The following table quantifies potential compensation that would become payable to each of our named executive officers under employment and equity award agreements and Company plans and policies (as in effect on December 31, 2011) if their employment had terminated or a change in control event had occurred on December 31, 2011, using the executive officer’s 2011 base salary and the closing price of our common stock on December 31, 2011, and assuming a 100% payout under our AICP for 2011. For additional information regarding (i) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (ii) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.” Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination or change in control event occurs, the base salary of an executive on the date of termination of employment or change in control and the price of our common stock when the termination or change in control event occurs.

	Cash Severance	Acceleration of Equity Awards	Benefits and Perquisites	Total
David M. Sindelar
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	320,876	—	320,876	(1)
Termination Without Cause	2,760,000	320,876	85,449	3,166,325	(1)
Death or Disability	2,760,000	320,876	85,449	3,166,325	(1)
Change in Control	N/A	1,288,658	N/A	1,288,658
Timothy L. Conlon
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	229,199	—	229,199	(1)
Termination Without Cause	825,000	229,199	86,189	1,140,388	(1)
Death or Disability	825,000	229,199	86,189	1,140,388	(1)
Change in Control	N/A	920,479	N/A	920,479
Gerald G. Sax
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	171,899	—	171,899	(1)
Termination Without Cause	891,000	171,899	42,807	1,105,706	(1)
Death or Disability	891,000	171,899	42,807	1,105,706	(1)
Change in Control	N/A	690,359	N/A	690,359
Brian W. Barber
Voluntary Termination	$—	$—	$—	$—
Termination With Cause	—	85,950	—	85,950
Termination Without Cause	507,705	85,950	25,669	619,324
Death or Disability	507,705	85,950	25,669	619,324
Change in Control	N/A	345,179	N/A	345,179
Richard B. Kampf
Voluntary Termination	$—	$—	$—	$—
Termination With Cause	—	85,950	—	85,950
Termination Without Cause	507,540	85,950	13,812	607,302
Death or Disability	—	—	—	—
Change in Control	N/A	345,179	N/A	345,179

(1)	Plus lifetime medical benefits.

DIRECTOR COMPENSATION

The Company pays director fees based on the following rates: the Chairman of the Board receives an annual fee of $120,000; directors (other than the Chairman) who are not executive officers receive an annual fee of $60,000 (“Board Cash Retainer”); each Audit Committee, Compensation Committee and Nominating and Governance Committee member receives an additional annual fee of $15,000, $12,500 and $10,000, respectively; and the chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an additional fee of $15,000, $12,500 and $10,000, respectively. In addition, Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

Upon reelection to the Board at each annual stockholder’s meeting, Directors will receive an annual grant of restricted stock under the 2010 Plan in the amount of the number of shares equal to the quotient of $150,000 divided by the price that the Company’s stock closes on the day of that annual meeting. These shares of restricted stock will vest three years from the date of the grant subject to certain acceleration provisions. Directors will also be required to achieve and maintain share ownership guidelines equal to five times the Board Cash Retainer (i.e., $300,000). These guidelines must be achieved within five years of election to the Board.

The following table provides compensation information for our non-employee directors in 2011.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2011

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Michael D. Burger (1)	$60,000	$—	$60,000
Robert F. Cummings, Jr. (1)	82,500	—	82,500
Kirby A. Dyess (1)	85,625	—	85,625
Peter Frank (1)	60,000	—	60,000
Jack D. Furst (1)	60,000	—	60,000
Edward Herring (1)	60,000	—	60,000
William C. McCormick (1)	85,000	—	85,000
Richard A. McGinn (3)	99,375	—	99,375
John K. Pruellage (2)	65,625	149,994	215,619
Christopher J. Steffen (1)	186,250	—	186,250

(1)	As of December 31, 2011, each then-current director, except for Mr. Steffen and Mr. Pruellage, had 6,856 shares of restricted stock outstanding. As of December 31, 2011, Mr. Steffen had 14,839 shares of restricted stock and 8,782 shares underlying option awards outstanding.

(2)	Mr. Pruellage became a member of the Board on February 14, 2011. At close of market on February 14, 2011, Mr. Pruellage was granted 7,129 shares of restricted stock, with a grant date fair value of $149,994, as calculated in accordance with ASC Topic 718. See note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.

(3)	Mr. McGinn resigned from the Board on November 7, 2011.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity compensation plans for the benefit of our employees and directors: the 2003 Plan and the 2010 Plan. Both plans were approved by our stockholders. The following table sets forth certain information as of December 31, 2011.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise	Weighted- Average Exercise Price		Number of Securities Available for Future Issuance
Equity compensation plans approved by stockholders	1,676,812		$35.99	1,144,546	(1)

Equity compensation plans not approved by stockholders	N/A	$	N/A	N/A

(1)	Includes 1,103,215 shares available for issuance under the 2010 Plan and 41,331 shares available for issuance under the 2003 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Shares as of March 12, 2012 by:

—	each beneficial owner of more than five percent of the Company’s Shares;

—	each member of the Board and each of our named executive officers; and

—	all members of the Board and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. The table also includes the number of Shares underlying options that will be exercisable within 60 days of the date of this proxy statement. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the stockholders named in the following table has sole voting and investment power with respect to the Shares beneficially owned.

The information in the following table regarding beneficial ownership of Shares held by entities known by the Company to beneficially own 5% or more of the Company’s Shares is included in reliance on a report filed by each entity with the SEC, except that the percentage is based on the Company’s calculations made in reliance on the number of Shares reported to be beneficially owned by the entity in such report and the number of Shares outstanding on March 12, 2012.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
VG Holdings, LLC (1)	15,562,558	75.7
c/o Viasystems Group, Inc.
101 S. Hanley Rd
St. Louis, MO 63105
FMR LLC (2)	1,569,497	7.6
82 Devonshire Street
Boston, Massachusetts 02109
Brian W. Barber (3)(4)	93,018	*
Michael D. Burger (3)	23,021	*
Timothy L. Conlon (3)(4)(5)	236,850	1.1
Robert F. Cummings, Jr. (3)	6,856	*
Kirby A. Dyess (3)(6)	8,438	*
Peter Frank(1)(3)	15,569,414	75.7
Jack D. Furst (1)(3)	15,569,414	75.7
Edward Herring (1)(3)	15,569,414	75.7
Richard B. Kampf (3)(4)	93,018	*
William C. McCormick (3)	11,863	*
Dominic J. Pileggi	—	*
John K. Pruellage (3)(7)	22,129	*
Gerald G. Sax (3)(4)	157,405	*
David M. Sindelar (3)(4)(8)	446,826	2.1
Christopher J. Steffen (3)(4)	23,621	*
All executive officers and directors as a group (15 persons)	16,706,171	81.3

* Represents	beneficial ownership of less than 1.0% of the outstanding Shares.

(1)	According to a Schedule 13G filed by VG Holdings, VG Holdings is the record holder of 15,562,558 Shares. Pursuant to the terms of the Limited Liability Company Agreement of VG Holdings, each of the members of VG Holdings may be deemed to have shared voting power and investment power with respect to the Shares owned by VG Holdings. The members of VG Holdings are affiliates of HM Capital, affiliates of GSC and TCW Shared Opportunities Fund III, L.P. Certain members of VG Holdings have disclaimed beneficial ownership of any of the Shares held by VG Holdings that may be beneficially owned by any other member, except to the extent of its pecuniary interest therein.

Messrs. Frank and Herring each serve on the board of managers of VG Holdings and Mr. Furst holds a direct or indirect interest in HM Capital. As a result, Messrs. Frank, Furst and Herring may be deemed to have shared voting power and investment power with respect to the Shares owned by VG Holdings. Messrs. Frank, Furst and Herring each disclaim beneficial ownership of Shares owned by VG Holdings, except to the extent of his pecuniary interest therein.

(2)	According to a Schedule 13G filed by FMR LLC (“FMR”), FMR, in its capacity as the parent of Fidelity Management & Research Company, an investment advisor, and FIL Limited, a qualified institution, has shared voting power and shared dispositive power with respect to 1,569,497 Shares.

(3)	Includes shares of restricted stock for which the executive officer or director has sole voting power, but no dispositive power, as follows: Mr. Barber (42,396 Shares), Mr. Burger (6,856 Shares), Mr. Conlon (99,896 Shares), Mr. Cummings (6,856 Shares), Ms. Dyess (6,856 Shares), Mr. Frank (6,856 Shares), Mr. Furst (6,856 Shares), Mr. Herring (6,856 Shares), Mr. Kampf (42,396 Shares), Mr. McCormick (6,856 Shares), Mr. Pruellege (7,129 Shares), Mr. Sax (67,155 Shares), Mr. Sindelar (175,085 Shares) and Mr. Steffen (14,839 Shares).

(4)	Includes Shares that may be acquired pursuant to stock options exercisable within 60 days, as follows: Mr. Barber (50,622 Shares), Mr. Conlon (120,225 Shares), Mr. Kampf (50,622 Shares), Mr. Sax (90,250 Shares), Mr. Sindelar (249,741 Shares) and Mr. Steffen (8,782 Shares).

(5)	Includes 16,729 Shares that may be acquired pursuant to stock options exercisable within 60 days and are held by the Conlon Family Limited Partnership (the “Partnership”). Mr. Conlon and his wife are the general partners of the Partnership and, by virtue of this relationship, Mr. Conlon may be deemed to have shared voting and dispositive power over the Shares issuable upon the exercise of the options held by the Partnership. Mr. Conlon disclaims beneficial ownership of the Shares issuable upon the exercise of the options held by the Partnership, except to the extent of his pecuniary interest therein.

(6)	Includes 1,119 Shares held in trust for Ms. Dyess and her family. Ms. Dyess is a trustee of the trust and is therefore deemed to have sole voting and dispositive power over the Shares.

(7)	Includes 15,000 Shares held indirectly through 401(k) and profit sharing plans.

(8)	Includes 11,000 Shares held in trust for James G. Sindelar and 11,000 Shares held in trust for Lauren L. Sindelar. Mr. Sindelar is the trustee of both trusts and is therefore deemed to have sole voting and dispositive power over the Shares.

RELATED PERSONS TRANSACTIONS AND CERTAIN RELATIONSHIPS

Monitoring and Oversight Agreement

In 2003, We entered into a ten-year monitoring and oversight agreement with Hicks, Muse & Co. Partners, L.P. (“Hicks, Muse & Co.”), an affiliate of HM Capital, and on February 11, 2010, this monitoring and oversight agreement was terminated in consideration for the payment by the Company of a cash termination fee of $4,441,000. Our expense related to the monitoring and oversight agreement was $4,441,000, $1,159,000 and $1,500,000 for 2010, 2009 and 2008, respectively. The Company made cash payments of $5,600,000, and $1,500,000 to Hicks, Muse & Co. related to these expenses during 2010 and 2009, respectively.

Stockholder Agreement

In February 2010, we entered into a Stockholder Agreement with VG Holdings, our largest stockholder. VG Holdings was formed by affiliates of HM Capital, affiliates of GSC and TCW Shared Opportunities Fund III, L.P. Under the terms of the Stockholder Agreement, VG Holdings has the right to designate up to five, subject to certain reductions, of twelve possible directors to serve on the Board. The current Board designees of VG Holdings are Messrs. Cummings, Frank, Furst, Herring and Steffen.

The Stockholder Agreement also provides VG Holdings with certain registration rights related to its Shares. These registration rights include, subject to certain conditions, the right to (i) request registration of its Shares up to three times, (ii) “piggyback” on any registration statement that the Company files, and (iii) request registration of its Shares up to twice a year, if the Company is eligible to file a registration statement on Form S-3.

The Stockholder Agreement terminates in February 2020.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy for review and approval or ratification by the Audit Committee of transactions in which we participate and a “related person” has a material direct or indirect interest. A “related person” means: each director and executive officer of Viasystems; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the Related Person Transaction Policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of Viasystems who intends to cause Viasystems to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee.

The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether the transaction is in, or not inconsistent with, the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with Viasystems, the materiality or significance of the transaction to Viasystems and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to Viasystems on an arm’s-length basis and the impact of the transaction on our business and operations. The Related Person Transaction Policy is available on our website at www.viasystems.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than ten percent of the outstanding Shares file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.

To the Company’s knowledge, all Section 16(a) filing requirements were met on a timely basis during 2011.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, as determined by the Board in accordance with the NASDAQ listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy.

The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is independent under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In the first quarter of 2012, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2011 with management and the independent registered public accounting firm, Ernst & Young. The Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young to the Audit Committee, pursuant to the Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee

Christopher J. Steffen (Chairman)

William C. McCormick

Dominic J. Pileggi

John K. Pruellage

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012. While not required by law, the Board is asking the stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2011 and 2010 to the Company’s principal accounting firm, Ernst & Young, are as follows (in thousands):

	2011	2010
Audit Fees (1)	$1,887	$2,073
Audit-Related Fees (2)	3	3
Tax Fees (3)	75	121
All Other Fees	—	—

Total	$1,965	$2,197

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements, assistance with regulatory and statutory filings and the audit of the Company’s internal control over financial reporting.

(2)	In 2011 and 2010 these fees included the annual audit of an employee benefit plan.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning.

Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by Ernst & Young were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent registered public accounting firm. The Audit Committee has the sole authority to approve (i) the hiring and firing of the independent registered public accounting firm, (ii) all audit engagement fees and terms and (iii) all non-audit engagements with the independent auditors.

Required Vote

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee will reconsider its appointment.

Recommendation of the Board

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012.

PROPOSAL 3: APPROVAL OF THE AMENDMENT TO THE VIASYSTEMS GROUP, INC.

2010 EQUITY INCENTIVE PLAN

The Board adopted the 2010 Plan on June 23, 2010. The Board recommends that stockholders approve an amendment to the 2010 Plan at the Annual Meeting. The amendment increases the Shares available for issuance under the 2010 Plan by 1,600,000 Shares from 3,000,000 Shares to 4,600,000 Shares. Except for the increase of the amount of Shares that are eligible to be awarded pursuant to the 2010 Plan, the Compensation Committee of the Board of Directors proposes no other changes to the 2010 Plan that was adopted on June 23, 2010 by our stockholders.

The 2010 Plan is integral to the Company’s compensation strategies and programs. The Board believes that the 2010 Plan provides the flexibility that the Company needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees and directors essential to the achievement of the Company’s success.

As of March 12, 2012, there were 808,253 Shares available for future grant under the 2010 Plan of the 3,000,000 Shares currently reserved for issuance. As of March 12, 2012, there were nine non-employee directors, 13 executive officers and approximately 72 employees other than executive officers who held awards under the 2010 Plan.

General

The principal features of the 2010 Plan are summarized below. The summary does not purport to be a complete statement of the 2010 Plan and is qualified by reference to the 2010 Plan, a copy of which is attached as Appendix A to this proxy statement. Capitalized terms used but not defined herein have the meaning given such terms in the 2010 Plan.

Purpose

The 2010 Plan was established to attract, retain and motivate officers, employees, non-employee directors, and other individuals providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company’s business by providing the participants of the 2010 Plan with appropriate incentives. Potential participants include non-employee directors, officers and other employees of the Company or its subsidiaries or affiliates, as well as any other individuals providing services to the Company or its subsidiaries or affiliates.

Administration

The 2010 Plan is administered by the Compensation Committee, which has the full power and authority to interpret the 2010 Plan. These powers include, but are not limited to, the authority to select persons to participate in the 2010 Plan, determine the form and substance of grants under the 2010 Plan, determine the terms and conditions, if any, subject to which such grants will be made, modify the terms of grants, accelerate vesting and waive terms or conditions under the 2010 Plan. The Compensation Committee’s determinations and interpretations under the 2010 Plan are binding on the Company, the participants in the 2010 Plan and all other parties.

Eligibility

Any of our nine non-employee directors, 13 executive officers and approximately 72 employees and certain other individuals providing services to the Company may become participants of the 2010 Plan, if selected by the Compensation Committee to receive awards. However, we currently expect that, consistent with our past practices, the majority of awards will be made to our directors, officers, and certain senior managers who have significant influence over the results of our operations.

Awards

Types of awards available under the 2010 Plan include stock options (both incentive and nonqualified), stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards.

Stock Options

A participant granted a stock option will be entitled to purchase a specified number of Shares during a specified term at a fixed exercise price, affording the participant an opportunity to benefit from the appreciation in the market price of our common stock from the date of grant. The exercise price will be established by the Compensation Committee and shall not be less than the fair market value of a Share on the date of grant. “Fair market value” is the closing price of our common stock, as reported on the NASDAQ, which for example was $19.09 on March 12, 2012. Although we have the ability to grant incentive stock options under the 2010 Plan, we currently expect, and it has been our past practice, that any stock options granted under the 2010 Plan will be nonqualified stock options.

The Compensation Committee will determine the circumstances under which a stock option becomes exercisable and vested. Stock options may be exercised by payment in cash, delivery of outstanding Shares having a fair market value equal to the exercise price, by a net exercise or cashless exercise procedure approved by the Compensation Committee, or any combination of the foregoing. The Compensation Committee will determine the term of each stock option; however, no option shall be exercisable more than ten years from the date of grant.

Stock Appreciation Rights

A Stock appreciation right (“SAR”) granted under the 2010 Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the fair market value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Compensation Committee on the date of the grant. The grant price may not be less than the fair market value of the underlying Shares on the date of grant. Payment of such excess may be in the form of cash, Shares, other property or any combination thereof, as the Compensation Committee shall determine in its sole discretion. The term, methods of exercise, methods of settlement, and any other terms and conditions of any SAR shall be as determined by the Compensation Committee, provided that no SAR may have a term of more than ten years from the date of grant.

Restricted Stock

A restricted stock award is a grant of a specified number of Shares to a participant subject to a restricted period and the risk of forfeiture if such participant’s employment is terminated (upon certain circumstances) during such period. The terms and conditions of a restricted stock grant are determined by the Compensation Committee and the expiration of a restricted period may be conditioned upon the participant’s achievement of performance goals. The Compensation Committee also has the authority to determine whether or not the restricted stock has the right to receive dividends or to vote.

Other Stock-Based Awards

“Other Stock-Based Awards” are grants of awards of Shares or other awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of our common stock. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Compensation Committee may determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Restricted stock units (“RSUs”) are a form of Other Stock Based Awards that we may grant. A RSU is a contractual right to receive a Share at the end of a specified period. RSUs are subject to certain restrictions and the risk of forfeiture if such participant’s employment is terminated (upon certain circumstances) during such period. The Compensation Committee will determine the circumstances under which RSUs vest and related restrictions lapse.

Performance-Based Compensation

Performance-based compensation awards (“Performance Awards”) are awards of Shares or other amounts based upon the achievement of certain objective performance goals. Performance Awards will be earned only if the performance objectives, established by the Compensation Committee, are met. The performance objectives will be based on the achievement of performance goals based on one or more of the following performance measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) staff training; and (xx) corporate social responsibility policy implementation.

Any performance measure may be (i) used to measure the performance of the Company and/or any of our subsidiaries as a whole, any business unit, or any combination thereof, (ii) compared to the performance of a group of comparable companies, or a published or special index or (iii) adjusted by the Compensation Committee, at the time such performance goal is established, to add or remove the effect of non-recurring events, mergers and acquisitions, and financing transactions. Performance-Based Compensation awards may not be adjusted upward, but may be adjusted downward at the discretion of the Compensation Committee.

Amendment or Substitution of Awards

The Compensation Committee may amend awards under the 2010 Plan in any manner that it deems appropriate, except as provided in the 2010 Plan’s adjustment provision (discussed below); however, pursuant to the forms of award agreements for nonqualified stock options and restricted stock awards, no amendment to an award may materially diminish a participant’s rights under an award without the participant’s consent, and the exercise price of an option may not be reduced without stockholder approval. The Compensation Committee may establish an exchange program under which (i) holders surrender or cancel outstanding awards under the 2010 Plan in exchange for the grant of new awards under the 2010 Plan (which may have a lower exercise price and different terms) and/or cash or (ii) the exercise price of an outstanding award under the 2010 Plan is reduced; provided, however, that such exchange programs may not be established without stockholder approval.

Anticipated Form, Amount and Terms of Grants

While the Compensation Committee will retain discretion to grant awards in any form permitted by the 2010 Plan, it is currently contemplated that (i) awards to non-employee directors will be in the form of restricted stock awards, (ii) the grants to our top five officers will be in the form of restricted stock, nonqualified stock options and performance share units and (iii) the majority of grants to all other employees will be in the form of nonqualified stock options. All of such allocations are preliminary and are subject to review and revision by the Compensation Committee and the Board.

The Compensation Committee also retains the discretion to grant awards with any terms permitted by the 2010 Plan, however, it is currently contemplated, and has been the Compensation Committee’s past practice, that (i) nonqualified stock options would vest over a three year period; one-third of an award would cliff-vest on the first anniversary of the vesting commencement date and the remaining award would vest in equal quarterly installments over the two year period following the first anniversary of the vesting commencement date, (ii) restricted stock awards would vest three years after the date of grant, and (iii) performance share unit awards that allow for the award of Shares of the Company to be granted to the participant based on a three to five year performance period.

Treatment of Awards in the Event of Termination of Service or Change in Control

Termination of Service

Under the 2010 Plan, unless a grant agreement provides otherwise, if a participant’s employment is terminated all of such participant’s (i) unvested awards will terminate as of the date the participant is no longer receiving compensation from the Company (the “Termination Date”) and (ii) vested awards will terminate upon the earlier of the 90th day following the Termination Date or the expiration of their term.

The Compensation Committee has adopted a form of grant agreement for nonqualified stock options which provides that if an employee participant’s service is terminated due to death or disability prior to the first anniversary of the date of grant, the unvested portion of the award will vest on a pro rata basis based on the number of full months of service the participant completed between the date of grant and the termination of service divided by 36. Otherwise, to the extent not vested, options terminate and are forfeited immediately upon the termination of a participant’s service for any reason. The Compensation Committee has also adopted a form of grant agreement for restricted stock awards which provides that if a participant terminates his or her service as a director of the Company or if an employee’s service to the Company is involuntarily terminated, the unvested portion of the award will vest by multiplying 0.083 times the number of quarters of service the participant provided to the Company between the date of grant and the termination of service times the number of restricted Shares granted to that participant.

In 2012, the Compensation Committee adopted a form of performance share unit award agreement for the 2012 performance unit awards that provides for the issuance of Shares in the company to be granted to participants in the event that the Company meets certain quantitative financial metrics over a period of time that is not less than three years.

Change in Control

Under the 2010 Plan, in the event of a Change in Control, the Compensation Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards including, but not limited to, (i) continuation or assumption of outstanding awards by the surviving company, (ii) substitution by the surviving company of awards with substantially the same terms for outstanding awards under the 2010 Plan, (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards (to the extent not provided in the award agreement), (iv) upon written notice, provide that outstanding awards must be exercised, to the extent exercisable, during a reasonable period of time prior to the scheduled consummation of the event, or such other period as determined by the Compensation Committee, and at the end of such period, such awards shall terminate to the extent not exercised during the relevant period, or (v) cancellation of all or any portion of outstanding awards for fair value.

Our Compensation Committee has adopted a form of grant agreement for nonqualified stock options which provides that, immediately prior to a Change in Control, the unvested portion of the award will become fully vested and exercisable as of the date of the Change in Control, and will remain exercisable for, and will otherwise terminate and thereafter be forfeited 90 days following the Change in Control. Our Compensation Committee has also adopted a form of grant agreement for restricted stock awards which provides that, immediately prior to a Change in Control, the unvested portion of the restricted Shares will become fully vested as of the date of the Change in Control.

In 2012, our Compensation Committee adopted a form of performance unit award agreement that provides that, immediately prior to the change of control the participant will receive the greater of (i) the award that would be granted as if the target performance had been met at the end of the performance period, or (ii) the award that would be granted based on the Company’s actual performance through the date of the change of control.

Number of Shares Available for Issuance

Shares Available

Subject to the additions and adjustments described below, 3,000,000 Shares are authorized for granting awards under the 2010 Plan. The amendment to the 2010 Plan would increase the remaining share pool of the 2010 Plan from 3,000,000 Shares to 4,600,000 Shares. As of December 31, 2011, the 4,600,000 Shares would represent 22.5% of the Company’s outstanding common stock and total outstanding voting power. As of March 12, 2012, there were outstanding under the 2010 Plan an aggregate of 1,767,419 options to purchase common stock with a weighted average exercise price of $20.75 and a weighted average remaining term of 5.64 years, as well as 576,938 restricted stock awards and 139,343 performance share units. If any grant under the 2010 Plan expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such award will again be available for awards under the 2010 Plan.

Adjustments

In the event of any adjustment, recapitalization, reorganization or other change in our capital structure, stock split, reverse stock split, stock dividend, combination of Shares, merger, consolidation, distribution to stockholders of a material amount of assets of the Company (including in the form of an extraordinary dividend) or any other change in the corporate structure or Shares of the Company, the Compensation Committee, to prevent dilution or enlargement of a participant’s rights under the 2010 Plan, will make equitable adjustments in the number and kind of Shares that may be issued under the 2010 Plan or covered by outstanding awards under the 2010 Plan and in the exercise prices of outstanding awards.

Award Limits

Under the provisions of the 2010 Plan, no more than 1,000,000 Shares may be granted to any participant in any fiscal year. In addition, no more than $5,000,000.00 may be granted to any participant in any fiscal year with respect to awards denominated in cash or property.

Director and Officer Interest

Our directors and officers have received and may receive future grants under the 2010 Plan in connection with their services to the Company and its subsidiaries and affiliates.

Expected Tax Consequences

The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to participants and the Company of grants under the 2010 Plan. This summary is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2010 Plan, as the issuance, receipt, vesting or settlement of equity-based awards under the 2010 Plan may have varying tax consequences to participants. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant will be encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2010 Plan based on his or her individual situation. Neither the Company nor the Compensation Committee makes any guarantees regarding the tax treatment of any awards or payments made under the 2010 Plan, nor does the Company nor the Compensation Committee have any obligation to take any action to prevent the assessment of any tax on any participant with respect to any award.

Incentive Stock Options.    With respect to incentive stock options, generally the stock option holder does not recognize taxable income, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), continue to be met. Upon exercise of an incentive stock option, the holder of the incentive stock option may be subject to the alternative minimum tax. If the stock option holder meets the employment requirements and does not dispose of the Shares acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the Shares will be treated as long-term capital gain or loss. If the Shares are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Additionally, a disqualifying disposition may result in a short-term capital gain to the stockholder. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Nonqualified Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, or a nonqualified stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder generally will be required to recognize ordinary income in an amount equal to the excess of the fair market value of our common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of Shares obtained upon exercise of a nonqualified stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss to the participant, depending on how long the Shares have been held.

Stock Appreciation Rights.    The grant of a SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the cash or value of Shares payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Stock, Other Stock-Based Awards and Performance Awards.    The federal income tax consequences with respect to restricted stock, restricted stock units, performance awards and other stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the awards that are granted to the participant are subject to a “substantial risk of forfeiture” (for example, the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant may elect to recognize the amount of the award as ordinary income on the date of grant for federal income tax purposes, which would also allow us to take a deduction at the same time, even though such awards are subject to a substantial risk of forfeiture. If the awards granted to the participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock or stock unit award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us.

Withholding Obligations.    We have the right to require the recipient to pay to us an amount necessary for us to satisfy the recipient’s minimum applicable federal, state or local tax withholding obligations with respect to awards granted under the 2010 Plan. As permitted by applicable law, we may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations, and the Compensation Committee may permit a participant to satisfy our withholding obligation with respect to awards paid in common stock by having Shares withheld, at the time the awards become taxable, provided that the number of Shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Code Section 409A.    The participant may be subject to a 20% penalty tax (plus interest), in addition to ordinary income tax, at the time the grant becomes vested, if a grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied. We have an obligation to withhold the amount of any such penalty tax and interest.

Code Section 162(m).    Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual, who on the last day of the taxable year was the Chief Executive Officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The 2010 Plan has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m) of the Code.

New Plan Benefits

The benefits that will be awarded or paid under the 2010 Plan are not currently determinable, because they are within the discretion of the Compensation Committee, and the Committee has not determined future awards or who might receive them.

Required Vote to Adopt the Amendment to the 2010 Plan

In order to be effective, the amendment to the 2010 Plan requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the approval of the amendment to the 2010 Plan does not receive the requisite number of votes, the Board and the Compensation Committee will reconsider the amendment to the 2010 Plan.

Recommendation of the Board

The Board recommends a vote for the approval of the amendment to the 2010 Plan, because the Board believes the plan is in the best interests of the Company and our stockholders for the following reasons:

Aligns director, employee and stockholder interests.    We believe that our stock-based compensation programs help align the interests of our non-employee directors, our employees and our stockholders. We believe that our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. We also believe such incentives reinforce achievement of our financial business goals by linking a portion of a participant’s compensation to the achievement by the Company, and in certain cases, a division or individual, of performance goals. If the amendment to the 2010 Plan is approved, we will be able to maintain our means of aligning the interests of our non-employee directors and employees with the interests of our stockholders.

Attracts and retains talent.    Talented, motivated and effective executives and employees are essential to executing our business strategies. Stock-based awards are an important component of total compensation at the Company because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of the Company. If the amendment to the 2010 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

Supports our pay-for-performance philosophy.    We believe that stock-based compensation, by its very nature, is performance-based compensation. The largest component of total compensation for our executives is incentive compensation in the form of both stock-based and cash-based incentives that are tied to the achievement of financial business results. We use incentive compensation to help reinforce desired financial business results to our executives and to motivate them to make decisions to produce those results.

Avoids disruption in our compensation programs.    The approval of the amendment to the 2010 Plan by our stockholders is important because the 2010 Plan has a limited number of Shares available for grant. If the amendment to the 2010 Plan is not approved, to continue to offer competitive compensation it would likely be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director and employee interests with those of our stockholders as well as stock-based awards do. Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as strategic acquisitions and improvements in the quality and performance of our business.

The Board recommends a vote FOR the approval of the amendment to the 2010 Plan.

OTHER MATTERS

The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of officers and employees of the Company at nominal cost. No special compensation will be paid to our officers or employees for the solicitation of proxies. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting of stockholders (the “2013 Annual Meeting”) and have it included in the Company’s proxy materials, the Company must receive your proposal by November 21, 2012 and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at the 2013 Annual Meeting without having the proposal included in the Company’s proxy materials, the Secretary of the Company must receive notice of your proposal (the “Notice of Proposal”), no earlier than January 8, 2013 (120 days prior to the first anniversary of the date of the Annual Meeting) and no later than February 7, 2013 (90 days prior to the first anniversary of the date of the Annual Meeting), with certain exceptions if the date of the 2013 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the Annual Meeting. For a stockholder’s proposal to be considered at the 2013 Annual Meeting, such stockholder must be a stockholder of record of the Company at the time the Notice of Proposal is delivered to the Secretary and at the time of the 2013 Annual Meeting, must be entitled to vote at the 2013 Annual Meeting and must comply with the notice procedures set forth in the Bylaws.

If the Company does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2013 Annual Meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future. You should address your proposals or nominations to Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

By Order of the Board
VIASYSTEMS GROUP, INC.

Daniel J. Weber
Secretary

March 21, 2012

GENERAL DIRECTIONS TO

THE ANNUAL MEETING

From Lambert St. Louis Airport:    Take Interstate 70 East to Interstate 170 South and exit at Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the west:    Take Interstate 64 East to Interstate 170 North. Take the first exit onto Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the east:    Take Interstate 64 west to Hanley Road. Take a right onto Hanley and continue approximately 1 mile to Carondelet Plaza. Turn right. The hotel is one block ahead around the circle drive.

The Ritz-Carlton, St. Louis

100 Carondelet Plaza

St. Louis, Missouri 63105

http://www.ritzcarlton.com/en/Properties/StLouis/Default.htm

Hotel phone number: (314) 863-6300

VIASYSTEMS GROUP, INC.

101 SOUTH HANLEY ROAD

ST. LOUIS, MO 63105

ATTN: DANIEL WEBER

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01 Michael D. Burger		02 Timothy L. Conlon			03 Robert F. Cummings, Jr.	04 Kirby A. Dyess	05 Peter Frank
06 Jack D. Furst		07 Edward Herring			08 Dominic J. Pileggi	09 John K. Pruellage	10 David M. Sindelar

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as Viasystems Group, Inc.’s independent registered public accounting firm for 2012.					☐	☐	☐

3.	Approval of the amendment to the Viasystems Group, Inc. 2010 Equity Incentive Plan.					☐	☐	☐

NOTE: 401K plan participants must vote by 11:59 p.m. EDT, Thursday May 3, 2012 in order for their votes to be counted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the fiscal year ending December 31, 2011, Notice & Proxy Statement is/are available at www.proxyvote.com .

VIASYSTEMS GROUP, INC. Annual Meeting of Stockholders May 8, 2012 7:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Sindelar and Gerald G. Sax or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIASYSTEMS GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 7:30 AM, CDT on May 8, 2012, at the Ritz-Carlton, St. Louis, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side